Item 77I Deutsche Select Alternative Asset
Allocation Fund (a series of Deutsche Market
Trust)

Class R6 shares for Deutsche Select Alternative
Asset Allocation Fund became effective on December 1, 2014. Class R6 shares are sold solely to participants in certain retirement plans, without a front-end sales load, a CDSC, a distribution fee or a service fee. There is no minimum initial investment and no minimum additional investment for purchases of Class R6 shares.





 For internal use only
\\Mfmaog02\F_Admin\Shared\Financial
Reporting\Deam\Production\2015\02.2015\N-SAR\N-SAR
Backup\Deutsche Market Trust\Exhibits\Exhibit 77I Market Trust -
New Class R6 SAA.Docx
 For internal use only

 For internal use only